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                                                                      Exhibit 99

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[FLORIDA
 PROGRESS         NEWS RELEASE
 CORPORATION
 LOGO]

Corporate Relations Department, St. Petersburg, Florida

            FLORIDA PROGRESS CORPORATION DECLARES QUARTERLY DIVIDEND

ST. PETERSBURG, FL - NOVEMBER 15, 2000 - Florida Progress Corporation's board of directors today declared a quarterly cash dividend of 55 1/2 cents per share on the company's outstanding common stock, which is subject to proration as described below. The quarterly dividend is payable on December 20, 2000 to shareholders of record on the earlier of either (a) December 5, 2000, or (b) the date preceding the closing of the share exchange between Florida Progress and CP&L Energy.

If the share exchange occurs on or before December 5, 2000, the dividend will be prorated based on the number of days from September 5, 2000 to the date preceding the closing of the share exchange. If the share exchange occurs after December 5, 2000, no proration would be necessary and Florida Progress shareholders of record would receive a dividend of 55 1/2 cents per share.

The prorated dividend amount will be calculated by dividing the number of days from September 5, 2000 to the date preceding the closing of the share exchange by 91 days and multiplying the result by 55 1/2 cents. For illustrative purposes only, if the share exchange were to occur on December 1, 2000, the prorated dividend would be 52 1/2 cents based on the following calculation:

         (1)      Number of days between September 5 and November 30 = 86

         (2)      86 days divided by 91 days = .945

         (3)      .945 multiplied by 55 1/2 cents = 52 1/2 cents

In August 2000, the shareholders of CP&L Energy and Florida Progress overwhelmingly approved the Amended and Restated Agreement and Plan of Share Exchange. The closing of the share exchange is currently expected to occur during late November or December 2000, pending receipt of the final utility regulatory approval from the Securities and Exchange Commission under the Public Utility Holding Company Act.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.8 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.4 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include rail services, marine operations and coal mining.



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MEDIA CONTACT:
Mary Estes
727-820-5348

INVESTOR RELATIONS CONTACT:
Greg Beuris
727-820-5734